Exhibit 10.2

January 10, 2011

Thomas J. Vozzo

Re:	Letter Agreement – As Amended

Dear Tom:

This Letter Agreement will confirm our agreement regarding the separation of your employment with ARAMARK. For purposes of this Letter Agreement, “ARAMARK” shall include ARAMARK Holdings Corporation, ARAMARK Corporation, and their subsidiaries, divisions, lines of business and any corporation, joint venture, or other entity in which ARAMARK Holdings Corporation or its subsidiaries has an equity interest in excess of ten percent (10%).

We have agreed as follows:

1. Separation from Employment: Your separation as an employee of ARAMARK will be effective June 30, 2011, unless prior to that date ARAMARK terminates you for “Cause” as defined in Article 6B of your Agreement Relating to Employment and Post-Employment Competition dated July 18, 2007 (the “Post Employment Competition Agreement”) (the “Effective Date of Separation”). You will be deemed to have resigned from any officer or director positions you may hold with ARAMARK effective January 9, 2011, but you will continue to serve as President, ARAMARK Uniform and Career Apparel until the Effective Date of Separation, at which time you will be deemed to have resigned from that latter position. You will continue to remain reasonably available to ARAMARK to advise with respect to matters for which you were responsible. You will not be expected to report to your office at ARAMARK Uniform & Career Apparel’s office in Burbank as of the date of this Letter Agreement. You also agree to resign, effective as of the date of this Letter Agreement, from any officer or director positions which you hold with any organization in which your service to that organization is related to your position with ARAMARK.

2. Severance Payments:

(a) In consideration for your obligations under this Letter Agreement, subject to the other provisions of this Letter Agreement, and on the condition that ARAMARK not terminate you for “Cause” as defined in Article 6B of the Post-Employment Competition Agreement, you shall receive severance payments of $11,442.30 per week, for a period of 18 months, beginning with the first week following the Effective Date of Separation (the “Severance Payments”). Severance payments shall be paid bi-weekly, less all applicable withholding taxes and payroll deductions. The period during which you are eligible to receive your severance payments (the “Severance Pay Period”) shall commence with the Effective Date of Separation, assuming that you execute and do not revoke this Letter Agreement and the Release and Waiver of Claims attached as Appendix A to this Letter Agreement both within the 21-day period following the date of this letter, and again on or about your Effective Date of Separation. These payments shall constitute full satisfaction of any severance obligation to you.

(b) In consideration for your obligations under this Letter Agreement and subject to the other provisions of this Letter Agreement and on the condition that ARAMARK not terminate you for “Cause” as defined in Article 6B of the Post Employment Competition Agreement, you shall receive a lump sum payment of $225,000, minus applicable withholding taxes in December 2011, assuming that you execute and do not revoke this Letter Agreement and the Release and Waiver of Claims attached as Appendix A to this Letter Agreement both within the 21-day period following the date of this letter, and again on or about your Effective Date of Separation.

(c) Until the end of the Severance Payment Period (or, if earlier, the date you first obtain full time employment after your Effective Date of Separation), ARAMARK shall directly pay for professional outplacement services by qualified consultants selected by you in an amount not to exceed $50,000. These expenses shall be promptly paid directly to the qualified consultant following your submission of the invoices received by you from such consultants in respect of such services to ARAMARK (to be sent to the attention of Valerie Wandler, Senior Vice President, HR Services, (215) 238-7197),

3. Bonus Payments: In accordance with the terms of the Senior Executive Annual Performance Bonus Plan, an employee must be an employee of ARAMARK on the last day of the fiscal year in order to be eligible to receive a bonus for such fiscal year. Accordingly, you are not eligible to receive a bonus for fiscal year 2011.

4. Vacation; Car Allowance; Reimbursement of Business Expenses; Group Health Insurance:

(a) You will receive payment for any earned, accrued and unused vacation through the Effective Date of Separation. You will not accrue any vacation days following the Effective Date of Separation.

(b) You will continue to receive your current car allowance during the Severance Pay Period.

(c) All outstanding business expenses you incurred as an active employee on or before January 9, 2011 should be submitted to ARAMARK for reimbursement on or before March 15, 2011. All outstanding business expenses you incurred after January 9, 2011 that have been authorized and approved by ARAMARK should be submitted to ARAMARK for reimbursement on or before June 30, 2011.

(d) You and/or your dependents may elect to continue, under the terms then in effect, your (and/or your dependents’) group health insurance coverage during the Severance Pay Period, at the end of which time this coverage will terminate; provided, however, that if you become employed by a new employer during the Severance Pay Period, continued coverage under this Paragraph 4(d) shall become secondary to any such coverage provided to you by the new employer (the period of time during which you receive the relevant coverage from ARAMARK shall be referred to hereinafter as the “Benefits Continuation Period”). You and/or your dependents may also remain enrolled in the Healthcare Reimbursement Account for 2011.

During the Benefits Continuation Period, your share of the group health premium will be deducted from your Severance Payments. You and/or your dependents also have certain rights under the Consolidated Omnibus Budget Reconciliation Act (as modified by the American Recovery and Reinvestment Act of 2009) (“COBRA”) to continue your (and/or your dependents’) group health insurance coverage at your expense; however, your (and your dependents’) rights under COBRA will not commence until the end of the Severance Pay Period. You are responsible in full for the cost of COBRA continuation coverage, and your premium for such COBRA continuation coverage will be in compliance with COBRA. Further information regarding coverage continuation and conversion may be obtained from the Senior Vice President of Human Resources, ARAMARK Uniform & Career Apparel.

5. Executive Leadership Council Benefits: Your membership in the Executive Leadership Council shall terminate as of the Effective Date of Separation. Except as otherwise provided in this Letter Agreement, all Executive Leadership Council benefits including, but not limited to, your Executive Health Plan, Executive Physical Program, Executive Supplemental Long-Term Disability, and Executive Term Life shall terminate as of that date.

You will receive information regarding your option to continue your Executive Supplemental Long-Term Disability coverage on an individual basis. Further information regarding coverage continuation and conversion may be obtained from Valerie Wandler, Senior Vice President, HR Services.

You will continue to be eligible to participate in the ARAMARK Uniform & Career Apparel Retirement Savings Plan under the terms of the plan through the Effective Date of Separation.

6. Equity Plans: In consideration for your obligations under this Letter Agreement and subject to the other provisions of this Letter Agreement, your rights with respect to any outstanding ARAMARK stock options or other equity-based awards that you may hold immediately prior to the Effective Date of Separation will be treated as if you were involuntarily terminated by ARAMARK without Cause as set forth in the terms of the applicable ARAMARK incentive plan and award documents or agreements, including the Stockholders Agreement dated January 26, 2007, as amended (the “Stockholders Agreement”). You may receive separate correspondence from ARAMARK regarding these awards, but, in the meantime, you can obtain further details as to the effect your termination will have on such awards from Shareholder Services at (215) 238-3194.

7. Withholding; Set-Off: Notwithstanding any other provision of this Letter Agreement, ARAMARK may, to the extent permitted by law, withhold applicable federal, state and local income and other taxes from any payments due to you hereunder.

8. Return of ARAMARK Property: Within ten days of the date of this letter, you shall return to ARAMARK all documents, manuals, computers, computer programs, diskettes, customer lists, notebooks, reports and other written or graphic materials, including all copies thereof, relating in any way to ARAMARK’s business and prepared by you or obtained by you from ARAMARK, its affiliates, clients or its suppliers during the course of your employment with ARAMARK; provided that you may retain your computer and Blackberry until the Effective Date of Separation; provided further that you may purchase any generic network equipment installed in your home that does not contain any ARAMARK proprietary information for an amount equal to its current value as mutually agreed between you and ARAMARK.

9. Post-Employment Restrictions; Entire Agreement: This Letter Agreement and its Appendix constitutes the entire agreement between the parties on the subject of payments and benefits due to you upon your termination from service with ARAMARK and post-employment termination and benefits; and, except as expressly provided herein, supersedes all other prior agreements concerning the terms of any and all payments and benefits to which you may be entitled upon termination of employment, including the Post Employment Competition Agreement, except that the provisions of Articles 1 (Non-Disclosure and Non-Disparagement), 2 (Non-Competition), 3 (Non-Solicitation), 4 (Discoveries and Works), 5 (Remedies), 6B (Cause), and 8.A, B, F, G, H, I, J, and L (Miscellaneous) of the Post Employment Competition Agreement shall continue to apply and are hereby made a part of this Letter Agreement by reference.

Notwithstanding any provision in this Letter Agreement to the contrary, all payments hereunder are expressly made contingent on your compliance in all respects with all of the terms and conditions of the above-referenced Articles of the Post Employment Competition Agreement.

10. Agreement and Obligation to Cooperate: In exchange for the benefits provided to you by ARAMARK under this Letter Agreement, you agree to cooperate fully with reasonable requests by ARAMARK in any investigation instituted by ARAMARK or any other person or entity into any ARAMARK business involving the time period during which you were employed by ARAMARK. This duty to cooperate will include, but not be limited to, meeting with representatives of ARAMARK at times and places reasonably designated by ARAMARK, and shall continue beyond the Severance Pay Period. ARAMARK will pay for any reasonable out of pocket expenses and loss of income incurred by you in any such investigation. Notwithstanding any provision in this Letter Agreement to the contrary, all payments hereunder are expressly made contingent on your compliance in all respects with all of the terms and conditions of this Paragraph 10 and the other provisions of this Letter Agreement.

11. Certification of Compliance with Business Conduct Policy and Laws: By signing this Letter Agreement, you are certifying that you are not aware of any violation by you or anyone else of ARAMARK’s Business Conduct Policy. Notwithstanding any provision in this Letter Agreement to the contrary, all payments hereunder are expressly made contingent on the accuracy of your certification in this Paragraph 11 and your compliance in all respects with all of the terms and conditions of this Paragraph 11 and the other provisions of this Letter Agreement.

12. Deferred Compensation Tax Rules: In the event that it is reasonably determined by ARAMARK that, as a result of the new deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or other pronouncements there under)(“the Deferred Compensation Tax Rules”), any of the payments or benefits that you are entitled to under the terms of this Letter Agreement, the Post Employment Competition Agreement or any other nonqualified deferred compensation plan or arrangement maintained by ARAMARK in which you participate, may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing you to be subject to tax under the Deferred Compensation Tax Rules, ARAMARK shall, in lieu of providing such payment or benefit when otherwise due under this Letter Agreement or any other nonqualified deferred compensation plan or arrangement maintained by ARAMARK in which you participate, instead provide such payment or benefit on the first day on which such provision would not result in you incurring any tax liability under the Deferred Compensation Tax Rules. In the event that any payments or benefits that ARAMARK would otherwise be required to provide under this Letter Agreement or any other nonqualified deferred compensation plan or arrangement maintained by ARAMARK in which you participate cannot be provided in the manner contemplated herein without subjecting you to tax under Deferred Tax Rules, ARAMARK shall provide such intended payments or benefits to you in an alternative manner that conveys an equivalent economic benefit to you as soon as practicable as may otherwise be permitted under the Deferred Compensation Tax Rules.

13. No Mitigation; No Offset: You shall have no duty to mitigate or to seek or accept employment or work elsewhere following the Effective Date of Separation. If you do become employed or engaged elsewhere, the payments and benefits set forth in this Letter Agreement shall continue and shall not be offset or reduced by any compensation or benefits you may receive from such other source, subject only to the requirements of the Post Employment Competition Agreement provisions incorporated herein and paragraph 4(d).

14. Applicable Law: This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.

15. Amendment: This Letter Agreement may only be amended or modified by a written agreement executed by you and ARAMARK (or any successor).

16. Place of Payment: All payments to you hereunder shall be sent to you at such address as you may direct in writing, or to such banks as you may instruct in writing for direct deposit.

17. Counterparts: This Letter Agreement may be executed in one or more counterparts, which shall, collectively or separately, constitute one agreement.

Please sign the enclosed copy of this Letter Agreement to signify your understanding and acceptance of the terms and conditions contained herein and return one original to me by no later than February 7, 2011.

Very truly yours,

By:	/s/ Lynn B. McKee
Lynn B. McKee
Executive Vice President, Human Resources

The foregoing has been read and accepted as a binding agreement between ARAMARK and the undersigned this 7th day of February 2011.

/s/ Thomas J. Vozzo
Thomas J. Vozzo

APPENDIX A

Release and Waiver of Claims

1. In consideration for the payments provided for under the Letter Agreement between me, Thomas J. Vozzo, and ARAMARK Corporation dated January 10, 2011 (the “Letter Agreement”) and the Agreement Relating to Employment and Post-Employment Competition between me, Thomas J. Vozzo, and ARAMARK Corporation dated July 18, 2007 (“Post Employment Competition Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree on behalf of myself, my spouse, agents, assignees, attorneys, successors, assigns, heirs and executors, to fully and completely release ARAMARK (which term shall be deemed to include ARAMARK Holdings Corporation and all subsidiary and affiliated and successor companies of ARAMARK Holdings Corporation or other entity in which ARAMARK Holdings Corporation or its subsidiaries or affiliates has an equity interest in excess of ten percent (10%)), its predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action and claims whatsoever, which I or my heirs, executors, administrators, successors and assigns ever had, now have or may have against the Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to me, for, upon, or by reason of, any matter, action, omission, course or thing in connection with or in relationship to: (a) my employment or other service relationship with ARAMARK; (b) the termination of any such employment or service relationship; (c) any applicable employment, benefit, compensatory or equity arrangement with ARAMARK occurring or existing up to the Effective Date of Separation; and (d) any equity or stock plans of ARAMARK (such released claims are collectively referred to herein as the “Released Claims”).

2. The Released Claims include, without limitation of the language of paragraph 1, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise and (ii) any claims for wrongful discharge breach of contract, fraud, misrepresentation or any claims relating to benefits, compensation or equity, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

I acknowledge that this Release and Waiver of Claims resolves all legal claims I may have against Company Releasees as of the date of this Release and Waiver of Claims, whether known or unknown. It is understood and agreed that I expressly waive any and all rights under Section 1542 of the California Civil Code or any similar statute of the United States or any state or territory of the United States pertaining to the matters covered by the Letter Agreement. California Civil Code Section 1542 states: “CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE – A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

3. The Released Claims shall not include my rights under, or with respect to, the items listed in Article 6(F)(i)(1)-(6) of the Post Employment Competition Agreement.

4. I expressly understand and agree that the obligations of ARAMARK as set forth in the Letter Agreement are in lieu of any and all other amounts which I might be, are now, or may become, entitled to receive from ARAMARK upon any claim released herein.

5. I represent that I have read carefully and fully understand the terms of this Release and that I have been advised by this writing to consult with an attorney and further have had the opportunity to consult with an attorney prior to signing this Release. I further acknowledge that I fully understand the Release that I am signing. I acknowledge that I am signing this Release voluntarily and knowingly and that I have not relied on any representations, promises or agreements of any kind made to me in connection with my decision to accept the terms of this Release, other than those set forth in this Release. I acknowledge that I have been given at least twenty-one (21) days to consider whether I want to sign this Release.

6. I acknowledge that the federal Age Discrimination in Employment Act gives me the right to revoke this Release within seven (7) days after it is signed by me. I further acknowledge that I will not receive any payments or benefits due to me under the Letter Agreement before the seven (7) day revocation period under the Age Discrimination in Employment Act (the “Revocation Period”) has passed and then, only if I have not revoked this Release. To the extent I have executed this Release within less than twenty-one (21) days after its delivery to me, I hereby acknowledge that my decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

This Release shall take effect on the first business day following the expiration of the Revocation Period, provided this Release has not been revoked by me as provided above during such Revocation Period.

/s/ Thomas J. Vozzo
Thomas J. Vozzo

DATED:        2/7/11